Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 8, 2008) — Cortex Pharmaceuticals, Inc. (AMEX: COR, http://www.cortexpharm.com) reported a net loss of $4,371,000, or $0.09 per share for the quarter ended March 31, 2008 compared with a net loss of $3,884,000, or $0.10 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarters ended March 31, 2008 and 2007 totaled approximately $408,000 and $653,000, respectively. On the balance sheet, cash and marketable securities as of March 31, 2008 totaled approximately $14,000,000.

Operating results for the quarter ended March 31, 2008 reflect increased clinical development expenses, including initial costs for the company’s two Phase IIa human clinical trials of AMPAKINE® CX717 as a potential acute treatment for respiratory depression.

One study is evaluating whether CX717 may prevent the respiratory depression induced by alfentanil, while preserving that opiate’s desired pain relieving effects. A second trial is a dose response study seeking to determine the optimal dose of CX717 in order to prevent respiratory depression. Results from these studies are anticipated in late second quarter and early third quarter of 2008.

While the medical need for opiate drugs such as fentanil and alfentanil that provide maximum pain relief is clear, there is a significant risk of inducing respiratory depression with these agents, which can be life threatening. Cortex believes that CX717 may serve as a valuable tool for anesthesiologists and surgeons to improve the safety margin for giving powerful pain relievers to their patients following surgical procedures.

Studies in animal models have shown that CX717 can be used both to prevent and to rescue the animal from opiate-induced respiratory depression. Those animal studies also have demonstrated that a dose response effect on respiratory depression can be obtained after oral administration of CX717. Additional data suggests that the drug can prevent respiratory depression caused by other central nervous system depressants, such as barbiturates, propofol and general anesthetic agents.

Cortex continues to advance its follow-on AMPAKINE compound, CX1739, through preclinical development. Required toxicology studies for the compound are expected to be completed shortly and if the data is satisfactory, Cortex plans to progress immediately into Phase I clinical trials with this agent. CX1739 is one of the compounds included in the company’s new patent filings that, if and when issued, will provide patent protection through 2028.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with Schering-Plough (formerly N.V. Organon) for the treatment of schizophrenia and depression In December 2006, Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the rights to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Schering-Plough or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Research, license and grant revenues	$—	$—

Operating expenses (A):
Research and development	3,421	2,992
General and administrative	1,138	1,035

Total operating expenses	4,559	4,027

Loss from operations	(4,559)	(4,027)
Interest income, net	188	143

Net loss	$(4,371)	$(3,884)

Net loss per share, basic and diluted	$(0.09)	$(0.10)

Shares used in computing per share amounts Basic and diluted	47,542	38,270
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$271	$459
General and administrative	137	194

	$408	$653

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2008 (Unaudited)	December 31, 2007
Assets:
Cash and cash equivalents	$3,609	$4,021
Marketable securities	10,360	13,263
Other current assets	296	247

	14,265	17,531
Furniture, equipment and leasehold improvements, net	921	851
Other	47	47

Total assets	$15,233	$18,429

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses-current	$2,498	$1,727
Deferred rent liability	11	25
Stockholders’ equity	12,724	16,677

Total liabilities and stockholders’ equity	$15,233	$18,429

MORE INFORMATION AT WWW.CORTEXPHARM.COM

# # # # #